UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

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                                                            SEC File Number
                                                               001-31547
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                                                              CUSIP Number
                                                               34512E109
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 (Check one):     |_|Form 10-K  |_|Form 20-F   |_|Form 11-K   |X|Form 10-Q
                  |_|Form 10-D  |_|Form N-SAR  |_|Form N-CSR

      For period ended September 30, 2006
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|_|   Transition Report on Form 10-K and Form 10-KSB

|_|   Transition Report on Form 20-F

|_|   Transition Report on Form 11-K

|_|   Transition Report on Form 10-Q and Form 10-QSB

|_|   Transition Report on Form N-SAR

      For the transition period ended _______________

        Read Attached Instructions (on back page) Before Preparing Form.
                             Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: __________

                                     PART I
                             REGISTRANT INFORMATION

FOOTHILLS RESOURCES, INC.
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Full name of registrant

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Former name if applicable

4540 California Avenue, Suite 550
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Address of principal executive office (Street and Number)

Bakersfield, California 93309
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City, State and Zip Code

                                     PART II
                             RULES 12B-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   b)    The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

(Attach extra sheets if needed.)

      As a result of the continued work of Foothills Resources, Inc. (the "Company") on its consolidated financial statements for the nine months ended September 30, 2006, the Company is unable to file the Form 10-QSB in a timely manner without unreasonable effort or expense. The Company expects to file within the extension period.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

       W.  Kirk Bosche          661                     716-1320
       ---------------          ---                     --------
           (Name)            (Area Code)           (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         ----- ------ -- -- ----
                                                            x    Yes         No
                                                         ----- ------ -- -- ----

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         ---- ------ -- --- ----
                                                                Yes      x   No
                                                         ---- ------ -- --- ----

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Foothills Resources, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2006           By:     /s/ W. Kirk Bosche
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                                          W. Kirk Bosche
                                          Chief Financial Officer